TURBODYNE TECHNOLOGIES ANNOUNCES
                  NEW PATENT ON TURBODYNE TURBOFLOW TECHNOLOGY


VENTURA, CA - Turbodyne Technologies, Inc. (TRBD.OB) announced today that it has filed a patent application for a new generation of electric motor-based air induction systems in a family with its patented Turbodyne TurboPac(TM) technology.

According to Albert F. Case, Jr., president and CEO, "When new management took over the company in 2005, our new engineering team took a fresh look at our product designs and original design assumptions. The result is a revolutionary, `smart controlled' air-handling system that is smaller, lighter, cheaper and far more efficient than the original designs. This patent application is the result of our ongoing engineering program."

The new Turbodyne TurboFlow(TM) product design family has a variety of high pressure/high volume air induction needs for both internal combustion engines and non-engine applications. A key element of the improved design includes a controlled speed electric motor and compressor with a motor controller that can respond to data from a vehicle's onboard control systems or act on its own.

According to Arnold W. Kwong, vice president of research and manufacturing, "The real breakthrough is the ability to finely control the behavior of the compressor. Mechanical turbo- and superchargers run on mechanical factors like engine RPM, exhaust gas pressure and high speed turbine designs. These are constraints on engine systems and performance. The Turbodyne TurboFlow(TM) product family's new design doesn't have mechanical turbo-lag, and a Turbodyne TurboFlow product allows for tailoring optimized air injection based on engine needs and driving profile air pressure needs. Unlike mechanical systems that simply react to engine speed - including the variable pressure mechanical turbochargers - The Turbodyne TurboFlow reacts to the engine's air needs on command of the control unit. Now, air charging becomes a controlled engine system like fuel management, braking, or drive train."

Case added, "With mechanical systems, exhaust back pressure or crankshaft power take off reduces the benefit of the air compressor. The benefit of adding pressure to the intake manifold is reduced by the losses in older mechanical systems. With our new technology, there is zero mechanical loss, while air-flow is optimized."

New power management techniques and modules reduce the demands on electrical systems that limited previous uses. Applications for air on demand throughout a driving cycle are supported by power controls and new modules that provide power when needed, and can be restored as power is available, in a vehicle.

According to Kwong, "The Turbodyne TurboFlow product line can be engineered to help, reduce, or eliminate the need for turbo- and superchargers in internal combustion applications. The Turbodyne TurboFlow products can eliminate turbo lag and supercharger engine power draw. The new system can deliver air on demand
- giving engine designers controls they've never had."



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"According to the World Watch Institute, over 45 million vehicles were produced world wide in 2005, and an estimated 49 million in 2006, with over 800 million vehicles on the road around the globe, " said Case "with the rise in hybrid vehicle production, and a desire to get more power from smaller, lighter and more fuel-efficient engine, we estimate the addressable market for electronic supercharging to be 450,000 new units and 800,000 retrofit units per year over the next three years. This potential market increases by 50% when you factor in marine and HVAC applications, which have potentially higher profit margins. We're very excited about the economic prospects for our new designs.

ABOUT TURBODYNE TECHNOLOGIES, INC.

Turbodyne Technologies, Inc. (TRBD.OB) is a California-based engineering and design firm that specializes in high-volume air management systems, including electrically powered supercharging systems for gas or diesel internal combustion engines as well as hybrid systems.

Their patented Turbodyne TurboPac design reduces diesel pollution, eliminates turbo-lag in gas and diesel engines, and, improves fuel economy engine downsizing for gas and diesel applications.

The Turbodyne TurboFlow product line provides computer-controlled, variable high pressure, high volume air movement in a small, lightweight, low power package for a variety of applications from small internal combustion engines to building engineering and marine applications.